Exhibit 99.1

Energy XXI Reports Management Realignment

HOUSTON – July 20, 2010 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today announced a streamlining of the organization through a realignment of its management team, to be effective July 23, 2010.  Under the realignment:
•
Ben Marchive, currently Senior Vice President of Operations, will become Executive Vice President of Exploration and Production, overseeing the company’s operations and land departments and reporting to Chairman and CEO John Schiller.

•	Chief Financial Officer West Griffin will take on added responsibility for corporate development.
•	Chief Accounting Officer and Chief Information Officer Hugh Menown will add the title of Senior Vice President.
•	Additionally, Todd Reid, Senior Vice President of Marketing & Risk Management, will report to Schiller.

“Streamlining of the organization will allow for the resignation of Steve Weyel, who is leaving to pursue personal interests,” Schiller said. “On behalf of the company and our Board of Directors, I would like to take this opportunity to thank Steve for his significant contributions as President, Chief Operating Officer and member of the Board of Directors since helping co-found Energy XXI in 2005.  We appreciate all his efforts and wish him the best.”

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom.  To learn more, visit the Energy XXI website at www.EnergyXXI.com.

Enquiries of the Company

Energy XXI
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Seymour Pierce
Nominated Adviser: Jonathan Wright, Jeremy Porter
Corporate Broking: Richard Redmayne
Tel: +44 (0) 20 7107 8000

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk
Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232